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                                                                    EXHIBIT 4.01


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                      VERSANT OBJECT TECHNOLOGY CORPORATION


     The undersigned, David Banks and Richard I. Kadet, do hereby certify that:

     1. They are the President and Secretary, respectively, of Versant Object Technology Corporation, a California corporation.

     2. The Articles of Incorporation of this corporation are hereby amended and restated in their entirety to read as follows:

                                       "I

     The name of this Corporation is Versant Object Technology Corporation.

                                       II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and Preferred Stock," both of which shall have no par value. The total number of shares of all classes which the Corporation is authorized to issue is thirty three million (33,000,000) shares. Thirty million (30,000,000) shares shall be Common Stock and three million (3,000,000) shares shall be Preferred Stock.

     The Preferred Stock authorized by the Articles of Incorporation of this corporation may be issued from time to time in series. Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Articles of Incorporation, the Board of Directors of this Corporation is authorized, from time to time, to determine or alter the rights, preferences, privileges and restrictions granted to, or imposed upon, any wholly unissued series of Preferred Stock, and to fix the number of shares of any such

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series of Preferred Stock and the designation of any such series of Preferred
Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issuance of shares of that series.

                                       IV

     1. Limitation of Director's Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2. Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

     3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                        V

     This Corporation shall not have cumulative voting. This provision shall become effective only when this Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code."

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     3.   The foregoing amendment and restatement of the Articles of
Incorporation has been duly approved by the Board of Directors of this Corporation.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation entitled to vote was 4,206,527 shares of Common Stock, 1,707,682 shares of Series A Preferred Stock, 659,742 shares of Series B Preferred Stock, and no shares of Series A-1 Preferred Stock or Series B-1 Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was at least a majority of the outstanding Common Stock and at least a majority of outstanding shares of Preferred Stock. Subsequent to such vote, all outstanding shares of Preferred Stock were automatically converted to Common Stock pursuant

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to Article III, Paragraph 6(c) of the Articles of Incorporation and there are currently no outstanding shares of Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our knowledge.



Date: July 23, 1996                          /s/ David Banks
                                             ---------------------------
                                             David Banks, President
Menlo Park, California.

                                             /s/ Richard I. Kadet
                                             ---------------------------
                                             Richard I. Kadet, Secretary